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                     August 20, 2020

       Derrick A. Jensen
       Chief Financial Officer
       Quanta Services, Inc.
       2800 Post Oak Boulevard, Suite 2600
       Houston, Texas 77056

                                                        Re: Quanta Services,
Inc.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            File No. 001-13831

       Dear Mr. Jensen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jeremy Moore